NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 31, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on May 17, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the formation of a holding company which became effective on May 17, 2024, each share of Common Stock of Laboratory Corporation of America Holdings (Old) was deemed to represent one (1) share of Laboratory Corporation of America Holdings (New) Common Stock on a share for share basis. This form is only for the removal from listing on the Exchange of the Common Stock of Laboratory Corporation of America Holdings (Old) and not a termination of the registration of the Common Stock of Laboratory Corporation of America Holdings (New) under Section 12(b) of the Exchange Act. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions Laboratory Corporation of America Holdings (Old) was suspended from trading before market open on May 20, 2024.